Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128881) pertaining to the Williams Partners GP LLC Long-term Incentive Plan dated October 7, 2005, of our report dated September 15, 2006, with respect to the consolidated financial statements of Williams Partners L.P. and our report dated September 15, 2006, with respect to the consolidated balance sheet of Williams Partners GP LLC, included in this Current Report (Form 8-K), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
September 15, 2006